EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration Statement Nos. 333-100657, 333-104585, 333-105658, 333-120868 and 333-124496 on Forms S-8, Amendment No. 2 to Registration Statement No. 333-112747 and Registration Statement No. 333-124494 on Form S-3 of our report dated February 28, 2007, relating to the consolidated financial statements of USI Holdings Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”), and our report dated February 28, 2007 on and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of USI Holdings Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 28, 2007